UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
____________________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 19, 2016
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MOUNT TAM BIOTECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-192060	45-3797537
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8001 Redwood Boulevard, Novato, California	94925
(Address of principal executive offices)	(Zip Code)
(425) 214-4079
(Registrant's telephone number, including area code)
Not applicable
(Former name or former address, if changed since last report)
____________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Item 8.01 Other Events.

On June 19, 2016, Mount Tam Biotechnologies, Inc. (the "Company"), entered into an amendment (the "Amendment") to the Research Collaboration and License Agreement (the "License Agreement") between the Company and The Buck Institute for Research on Aging ("The Buck Institute").

By way of background, and as previously disclosed in the Company's public filings, the Company previously entered into a Research Collaboration and License Agreement (the "Buck Institute License Agreement") with the Buck Institute, which establishes a joint research effort led by Buck Institute to identify and develop compounds from two specific chemical chemotypes identified therein. The Company agreed to provide certain funding for Buck Institute's research efforts performed under the Buck Institute License Agreement. Under the terms of the Buck Institute License Agreement, Buck Institute assigned exclusive, worldwide rights to develop, manufacture and commercialize pharmaceutical products that incorporate a compound from one of two chemical compounds, identified therein, and exclusive rights to practice the drug discovery platform technology as necessary to research, develop and commercialize such pharmaceutical products. (Additional information about the Buck Institute License Agreement, together with prior amendments thereto, may be found in the Company's public filings, including the Company's Annual Report on Form 10-K for the year ended December 31, 2015.)

Pursuant to this Amendment, the Research Collaboration Term of the License Agreement is tolled until the Company can achieve a Qualified Financing (defined as any financing occurring after the date of the Amendment which results in gross proceeds to the Company of at least $2,000,000). Once a Qualified Financing has been achieved, the research collaboration efforts will resume, and will continue for a period of twenty-one months (the "Extended Research Collaboration Term"). The Company and The Buck Institute agreed to work together to determine a new research plan, specifying the research and development activities of both parties during the Extended Research Collaboration Term.

Additionally, pursuant to the Amendment, the parties agreed to settle past research funding amounts owed by the Company to The Buck Institute. The Company agreed to pay $40,000 within ten days of the execution of the Amendment, and The Buck Institute agreed that once this amount is paid, the Company will be deemed to be in full compliance with the terms of the License Agreement, including its payment obligations.  In addition to the $40,000 payment, the Company has recently paid to The Buck Institute approximately $11,000 in connection with costs incurred to further the Company's intellectual property position under the License Agreement.

Moreover, the parties agreed that the field of use covered by the License Agreement would be expanded, with the new definition being "the treatment, diagnosis or prevention of any and all conditions or diseases including, without limitation, systemic lupus erythematous and multiple sclerosis for human and/or veterinary use." (Under the original License Agreement, the Company's field of use had been restricted to autoimmune disorders.)

The foregoing summary of the terms and conditions of the Amendment does not purport to be complete, and is qualified in its entirety by reference to the full text of the Amendment attached as an exhibit hereto.

On July 20, 2016, the Company issued a press release relating to the Amendment.  The Company's press release is included as an Exhibit to this Current Report pursuant to Item 8.01 Other Events. The press release shall not be deemed "filed" for purposes of Section 17 of the Securities Exchange Act of 1934 as amended (the "Exchange Act"), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.                   Exhibit Description

99.1 Amendment No. 3 to Research Collaboration and License Agreement
99.2 Press Release dated July 7, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOUNT TAM BIOTECHNOLOGIES, INC.

Date: July 21, 2016	By:	/s/ Richard Marshak
	Name:	Dr. Richard Marshak
	Title:	Chief Executive Officer